Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Crinetics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value	Rules 457(c) and 457(h)	2,500,000 (2)	$28.66 (3)	$71,650,000	$147.60 per $1,000,000	$10,575.54
Total Offering Amounts							$10,575.54
Total Fee Offsets (4)							$0
Net Fee Due							$10,575.54

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as a result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Represents 2,500,000 shares of the Registrant’s common stock available for issuance pursuant to awards that may be granted under the Crinetics Pharmaceuticals, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”) pursuant to the third amendment to the Inducement Plan.

(3) Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on October 31, 2023, which date is within five business days prior to filing this Registration Statement.

(4) The Registrant does not have any fee offsets.